Exhibit 10.3

OFFICE SPACE AGREEMENT

This office space agreement (“Agreement”) is entered into and effective as of September 1, 2017 (the “Effective Date”) by and between Axelerex Corp, a Nevada corporation (“Axelerex”) and Mr. Sergey Peredkov (“Mr. Peredkov).

In consideration of the mutual promises and conditions contained in this Agreement the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	TERM

This Agreement shall be effective from the Effective Date to    (“Term”).  This Agreement shall automatically renew thereafter for one-year term, unless either party provides notice to the other of its intention not to renew at least 30 days prior to the expiration of the initial or then-effective renewal term.

2.	STATEMENT OF SPACE

During the Term, Mr. Peredkov shall provide Axelerex office space at the address 30 Fritz-Kirsch-Zeile, Berlin, 12459 Germany.

/s/ Sergey Peredkov
By: Sergey Peredkov
Title: President and Secretary
Date: September 1, 2017